Prudential Intermediate Global Income Fund, Inc.
                      Treasurer's Certificate

   The  undersigned,  Treasurer of Prudential Intermediate Global  Income  Fund,

Inc., a Maryland corporation (the "Fund"), does hereby certify as follows:

                  1.    For  the fiscal year ended December 31, 1995,  the  Fund

            issued  2,708,566 shares of Common Stock (including  658,386  shares issued  upon reinvestment of dividends), $.001 par value, consisting of  1,852,475 Class A shares, 196,266 Class B shares and 1,439 Class

            C shares.

                  2.    In  respect  of  the issuance of such  2,708,566  shares

            (including  658,386 shares issued upon reinvestment  of  dividends),

            consisting  of 1,852,475 Class A shares, 196,266 Class B shares  and

            1,439 Class C shares, and received cash consideration of $21,943,558

            (including  $5,341,402  received  upon  reinvestment  of  dividends)

            consisting of $15,020,914 for Class A shares, $1,570,641 for Class B shares and $10,601 for Class C shares.

                  3.   With respect to each share issued, the Fund received cash

            consideration  not less than the net asset value per  share  on  the date issued and not less than $.001 per share.

                  4.    To the best of my knowledge and belief, the Fund  is  in

            good standing in the State of Maryland.

                  5.    At no time during the fiscal year were there issued  and

            outstanding  more shares of the Fund's Common Stock than  authorized by the Articles of Incorporation.

   In  Witness  Whereof,  I have hereunto signed my name  as  Treasurer  of  the

Company.

Date:  February 14, 1996
(SEAL)
                                     /s/ Grace Torres
                                     Grace Torres

PIF-296.CER